Filed Pursuant to Rule 433

Registration No. 333-260710

*	Pricing Details* $1.75Bn (COPAR 2022-1) Prime Auto Loan ABS

Joint Lead Managers: Wells Fargo (struc), JP Morgan and RBC

Co-Managers: Barclays, Cap One Securities, Academy, and R. Seelaus

CLS	TOTAL(MM)	OFFERED(MM)	WAL*	S&P/Fitch	BENCH	SPD	YLD%	CPN%	$PRICE
A-1	365.000	346.750	0.27	A-1+/F1+	I-Cur	+ 53	1.405	1.405	100.00000
A-2	663.190	630.030	1.11	AAA/AAA	I-Cur	+ 70	2.734	2.710	99.99053
A-3	663.190	630.030	2.55	AAA/AAA	I-Cur	+ 58	3.200	3.170	99.97815
A-4	150.730	143.190	3.68	AAA/AAA	I-Cur	+ 63	3.350	3.320	99.97607

*	Pricing Speed: 1.30% ABS, 10% call

-TRANSACTION DETAILS-

Offered Size : 1.75Bn

Registration : SEC Registered

ERISA Eligible : Yes

Expected Settlement : 05/04/2022

First Payment : 06/15/2022

Expected Ratings : S&P/Fitch

Bloomberg Ticker : COPAR 2022-1

Risk Retention : 5% Vertical

-MARKETING MATERIALS-

Preliminary Prospectus: Attached

Intex: Dealname: wscopa2201 | Password: 6U76

DealRoadshow: https://dealroadshow.com

Entry Code (Case Sensitive): COPAR221

Direct Link: https://dealroadshow.com/e/COPAR221

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.